Exhibit 99.1
FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS PRICES $5.9 MILLION PUBLIC OFFERING

MADISON, WI, December 1, 2011 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a pharmaceutical company developing novel drugs for treatment and diagnosis of cancer, today announced the pricing of an underwritten public offering of 9,840,000 units at $0.60 per unit for gross proceeds of $5,904,000.  Each unit consists of one share of common stock and a warrant to purchase one share of common stock.  The warrants will have an exercise price of $0.60 per share and a 5-year term.  The Company has granted the underwriter a 45-day option to purchase up to an additional 15% of the units offered in the public offering to cover over-allotments, if any.  The offering is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), is acting as sole underwriter for the offering.  Novelos expects to close the transaction, subject to customary conditions, on or about December 6, 2011.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY, 10020, telephone: 212-356-0500 or email: placements@rodm.com.  Before any investment, an investor should read the prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein, for more complete information about Novelos and this offering.

INVESTOR CONTACTS
Patrick Genn, Exec. Director Novelos Therapeutics, Inc. Ph: (858) 775-7456 Email: pgenn@novelos.com	Anne Marie Fields, Senior Vice President Lippert/Heilshorn & Associates, Inc. Ph: (212) 838-3777 Email: afields@lhai.com

Novelos Therapeutics, Inc.
Madison, WI                                Boston, MA

This news release contains forward-looking statements.  You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.

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